EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Energous Corporation on Form S-3 (No.333-226739) and Forms S-8 (No. 333-196360, 333-204690, 333-214785, 333-223747 and 333-225396) of our report dated February 27, 2019, with respect to our audits of the financial statements of Energous Corporation as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2018.

/s/ Marcum LLP

Marcum LLP

Melville, NY

February 27, 2019